Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended June 30, 2010
Second Quarter EPS Reaches Record Level of 58 cents
First Half Cash Flow Increases 16%
     MILWAUKEE—July 23, 2010—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the three months ended June 30, 2010, increased 9.4% to a record level of 58 cents. Earnings for this year’s second quarter, as stated in local currency, were also 58 cents. Diluted earnings per share for the prior year’s comparable period were 53 cents. Consolidated revenue for the second quarter of 2010 grew to a record level of $334.0 million, an increase of 9.9% compared to second quarter 2009 revenue of $304.0 million.
     Diluted earnings per share for the six months ended June 30, 2010, were up 8.2% to a record level of $1.06 per share compared to 98 cents in last year’s first half. Revenue for the first six months of this year was $648.0 million, compared to $586.8 million in the first half of 2009, an increase of 10.4%. Foreign currency translation increased revenue, operating income and earnings per share in the year-to-date period by approximately 3% each.
     Cash provided by operating activities in the second quarter increased 7.5% to $40.7 million, compared to $37.9 million in the prior year’s comparable period. For the six months ended June 30, 2010, cash provided by operating activities was $64.2 million, an increase of 15.8% over the prior year’s first half. Total debt at June 30, 2010, was $389.1 million, a reduction of $26.1 million in the quarter, $38.9 million in the first half of 2010 and $75.7 million in the last twelve months.
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Sensient Technologies Corporation Earnings Release — Second Quarter Ended June 30, 2010 July 23, 2010	Page 2
     “We saw solid growth across a number of key product lines this quarter,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “The investments we have made in the business will continue to deliver growth over the remainder of 2010 and beyond.”
BUSINESS REVIEW
     The Color Group reported record revenue in the second quarter of $113.0 million, an increase of 20.5% in comparison to last year’s second quarter revenue of $93.7 million. Operating income for the quarter rose 39.2% to $20.9 million compared to prior year operating income of $15.0 million. Unfavorable foreign currency comparisons reduced second quarter Color Group revenue and operating income by approximately 1% and 2%, respectively. Strong volume growth drove double digit sales increases across most of the Group’s product lines. Sales of food and beverage colors were up 20%. Sales of cosmetic, pharmaceutical and technical colors were also strong. Group operating margins improved to 18.5%, a 250 basis point improvement over the prior year.
     Revenue in the Flavors & Fragrances Group for the second quarter of 2010 increased 3.8% to $205.0 million compared to second quarter 2009 revenue of $197.6 million. The Group generated solid volume growth across many of its product lines in the U.S., Latin America and Europe. Group operating income in the quarter was $33.2 million compared to $34.2 million in the prior year’s second quarter. Foreign currency comparisons reduced revenue in the quarter by less than 1%, and had a favorable impact of 1% on operating income. In the quarter, higher revenue and profit from the Group’s traditional flavor product lines were offset by lower revenue and profit from dehydrated flavors. Results for dehydrated flavors were impacted by lower pricing in anticipation of reduced raw material costs. These lower costs began to benefit results late in the second quarter and will provide additional benefits in the second half of 2010. Group operating margins were 110 basis points lower than prior year, but up 190 basis points in comparison to the first quarter of 2010.
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Sensient Technologies Corporation Earnings Release — Second Quarter Ended June 30, 2010 July 23, 2010	Page 3
     Second quarter revenue for the Company’s operations in Asia and China, as stated in local currency, grew 21.3% as a result of volume gains across the region. As reported, revenue increased 27.7%, to $27.1 million compared to $21.2 million in the prior year’s second quarter.
2010 OUTLOOK
Sensient has increased its guidance for 2010 diluted earnings per share, which is now expected to be between $2.05 and $2.10. The Company’s previous guidance had been between $2.00 and $2.06.
CONFERENCE CALL
     The Company will host a conference call to discuss its 2010 second quarter financial results at 10:00 a.m. CDT on Friday, July 23, 2010. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on July 23, 2010, through midnight on July 30, 2010, by calling (706) 645-9291 and referring to conference identification number 86831574. A transcript of the call will also be posted on the company’s web site at www.sensient.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2009, and quarterly report on Form 10-Q for the quarter ended March 31, 2010. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release
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Sensient Technologies Corporation Earnings Release — Second Quarter Ended June 30, 2010 July 23, 2010	Page 4
publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing most of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient.com
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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	%Change	2010	2009	%Change
Revenue	$333,969	$303,959	9.9%	$648,045	$586,783	10.4%

Cost of products sold	229,008	209,269	9.4%	448,138	405,563	10.5%
Selling and administrative expenses	57,815	51,433	12.4%	114,106	99,579	14.6%

Operating income	47,146	43,257	9.0%	85,801	81,641	5.1%
Interest expense	5,488	5,650		10,266	12,896

Earnings before income taxes	41,658	37,607	10.8%	75,535	68,745	9.9%
Income taxes	12,973	11,788		23,383	21,319

Net earnings	$28,685	$25,819	11.1%	$52,152	$47,426	10.0%

Earnings per common share:
Basic	$0.58	$0.53	9.4%	$1.07	$0.98	9.2%

Diluted	$0.58	$0.53	9.4%	$1.06	$0.98	8.2%

Average common shares outstanding:
Basic	49,047	48,301	1.5%	48,937	48,223	1.5%

Diluted	49,365	48,554	1.7%	49,244	48,453	1.6%

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,
Revenue	2010	2009	%Change	2010	2009	%Change
Flavors & Fragrances	$205,047	$197,555	3.8%	$395,749	$382,103	3.6%
Color	112,979	93,724	20.5%	220,935	180,814	22.2%
Corporate & Other	27,101	21,217	27.7%	51,372	39,888	28.8%
Intersegment elimination	(11,158)	(8,537)	30.7%	(20,011)	(16,022)	24.9%

Consolidated	$333,969	$303,959	9.9%	$648,045	$586,783	10.4%

Operating Income

Flavors & Fragrances	$33,223	$34,249	-3.0%	$60,407	$64,206	-5.9%
Color	20,880	15,001	39.2%	38,988	28,732	35.7%
Corporate & Other	(6,957)	(5,993)	16.1%	(13,594)	(11,297)	20.3%

Consolidated	$47,146	$43,257	9.0%	$85,801	$81,641	5.1%

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Sensient Technologies Corporation	Page 6
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
June 30,	2010	2009

Current assets	$645,843	$644,633
Goodwill and intangibles (net)	434,052	463,247
Property, plant and equipment (net)	395,895	407,413
Other assets	35,887	39,030

Total Assets	$1,511,677	$1,554,323

Current liabilities	$207,953	$185,373
Long-term debt	349,485	427,231
Accrued employee and retiree benefits	51,259	39,385
Other liabilities	24,072	28,887
Shareholders’ equity	878,908	873,447

Total Liabilities and Shareholders’ Equity	$1,511,677	$1,554,323

Consolidated Statements of Cash Flows
Six Months Ended June 30,	2010	2009

Net cash provided by operating activities	$64,186	$55,445

Cash flows from investing activities:
Acquisition of property, plant and equipment	(19,853)	(19,602)
Proceeds from sale of assets	76	4
Other investing activity	(340)	(366)

Net cash used in investing activities	(20,117)	(19,964)

Cash flows from financing activities:
Proceeds from additional borrowings	126,253	216,138
Debt payments	(147,965)	(228,695)
Dividends paid	(19,247)	(18,476)
Proceeds from options exercised and other	7,768	4,522

Net cash used in financing activities	(33,191)	(26,511)

Effect of exchange rate changes on cash and cash equivalents	(9,186)	(1,879)

Net increase in cash and cash equivalents	1,692	7,091
Cash and cash equivalents at beginning of period	12,219	8,498

Cash and cash equivalents at end of period	$13,911	$15,589

Supplemental Information
Six Months Ended June 30,	2010	2009

Depreciation and amortization	$21,728	$21,015
Dividends per share	$0.39	$0.38